Exhibit 99.3

Dear Colleagues,

For the past 72 hours, our management team, in consultation with our Board of Directors and our outside advisors, has been engaged in a nearly around-the-clock search to identify the best approaches for guiding our company through the unprecedented and treacherous turmoil on Wall Street and in the financial credit markets. This morning, I can announce that we’re pursuing a path that I strongly believe holds great long-term promise for our employees, our customers and all of the many stakeholders we serve.

Our Board of Directors this morning approved the tentative sale of Constellation Energy to MidAmerican Energy Holdings Company, a subsidiary of Berkshire Hathaway, one of the most respected companies in America.  Under terms of the agreement, MidAmerican would acquire 100 percent of Constellation Energy’s shares for $26.50 per share.  The purchase price is far below what we could have expected in a stable market environment.  But the past two months have been anything but stable, and we had to move quickly and definitively to preserve shareholder value in this new and unpredictable market reality. We believe that operating under MidAmerican in the Berkshire Hathaway family of companies holds considerable long-term growth potential.

The name may be new to many of you but MidAmerican is an exceptional company, experienced and knowledgeable in global energy markets.  Let me provide a brief overview. Based in Des Moines, Iowa, MidAmerican operates seven energy subsidiaries across the United States and United Kingdom.  Like Constellation Energy, MidAmerican is an experienced utility operator, with its MidAmerican Energy Company subsidiary serving customers in Iowa, Illinois, Nebraska and South Dakota; Pacific Power serving customers in Oregon, Washington and California, and Rocky Mountain Power serving customers in Wyoming, Utah and Idaho.  Overall, the company owns a diverse generation asset base, including nuclear, wind, coal and natural gas, and serves 6.9 million gas and electric customers.  It has approximately 17,200 employees; annual operating revenues are approximately $12.4 billion.

Like all of the many companies in the Berkshire Hathaway family, MidAmerican has a unique and highly successful management philosophy and culture.  They invest in quality companies with quality assets and quality employee talent.  Their commitment to the companies they acquire is that they will put them in a position to grow and thrive over the long-term.  When I shared with Greg Abel, MidAmerican’s president and CEO, that our company has a 200-year history, he responded by saying, “And they’ll have another 200 years.”

The tentative agreement was reached last night and it’s our expectation that due diligence will be completed in the next two days. The goal is to sign the final agreement by close of business, Sept. 19.  The acquisition is contingent upon a number of regulatory approvals, including FERC, NRC and Maryland regulators.  We’ll be working toward a close in approximately nine months.  MidAmerican is familiar with the Maryland marketplace and shares our commitment to working with Maryland authorities to invest in infrastructure in the state and ensure service reliability.  We believe our state leaders will be very impressed with MidAmerican’s history and track record and its commitment to renewable energy solutions.

I recognize and fully appreciate that events have unfolded very rapidly this week, and that the news I’m sharing today may be both surprising and unsettling for many of you.  At this stage, there are many unanswered questions and we will be working to bring clarity to these over the coming weeks. I can only emphasize that MidAmerican is investing in Constellation Energy for the long run.  It is a privately held company, and is not entering this arrangement with a promise to shareholders to reduce employees or slash costs.  It has established a track record of allowing successful enterprises to operate autonomously.  Like our company, it focuses on results and rewards those who achieve their business plans.  They want to keep our company in the MidAmerican family and they want it to excel.  It’s a good fit from a business perspective, and I believe it will be a good fit from a people perspective.

In the next few days, we’ll be focused on finalizing the terms of the transaction.  Our goal is to have more detailed discussions with all stakeholders, including investors and employees, next week. I very much look forward to introducing Greg and his leadership team to the Constellation Energy team.

I’ll close by saying that the events which led to this transaction were breathtaking.  When the financial markets began to show real distress this summer with the demise of financial giants such as Bear Stearns and Lehman Brothers, and more recently, Fannie Mae, Freddie Mac and AIG, the state of the credit markets challenged all participants. Venerable institutions have collapsed within days. Although we are an energy company, which participates in commodity markets, the contagion was inescapable. We were forced, almost overnight, to reorient our priorities and strategic objectives.  This decision meets our goal of preserving shareholder value and has the potential to secure a strong future for our company and our people.  Berkshire Hathaway and MidAmerican have great reputations … I believe we’re landing in a good place.

Thanks for your continued support, understanding and, as always, exceptional work and results.  I promise to keep you as informed as I possibly can.

Mayo